Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Savannah Electric and Power Company for the registration of Savannah Electric and Power Company Series G 5.75% Senior Notes due December 1, 2044 in the registration statement on Form S-3 (No. 333-115381) and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company appearing in the Form 8-K of Savannah Electric and Power Company dated December 2, 2004, filed with the Securities and Exchange Commission.



                                                        /s/Ernst & Young LLP
New York, New York
December 2, 2004